Exhibit 99.1

Triple-S Management Corporation 1441 F.D. Roosevelt Ave. San Juan, PR 00920 www.triplesmanagement.com

FOR FURTHER INFORMATION:

AT THE COMPANY: Juan José Román-Jiménez EVP and Chief Financial Officer (787) 749-4949	INVESTOR RELATIONS: Mr. Garrett Edson ICR (787) 792-6488

Triple-S Management Provides Market Update on Reserves from Hurricanes Irma and María

Remains Comfortable with Level of Reserves as of September 23, 2019

$687.8 Million in Claims Paid as of September 23, 2019

SAN JUAN, Puerto Rico, Sept. 24, 2019 – Triple-S Management Corporation (NYSE: GTS) (“the Company”) today announced that two years after Hurricanes Irma and María, the Company and its P&C subsidiary, Triple-S Propiedad Inc., remain comfortable with the subsidiary’s reserves previously established as of June 30, 2019 for hurricane-related claims.

In light of Hurricane Maria’s second anniversary on September 20, the Company is updating the market with respect to relevant claim numbers.  Specifically, Triple-S Propiedad has paid $687.8 million in claims related to Maria, resolving 96% of the 17,746 total claims received as of September 23, 2019.  Total claims previously stood at 17,736 as of June 30, 2019, when the Company last reported such numbers.  Of the 10 new claims received in the third quarter of 2019, only 3 have been received during the month of September.  Of the 745 claims that remain open, the Company is involved in litigation in a total of 230 cases, including 48 cases filed after June 30, 2019.  The Company reiterates that as of September 23, 2019, it is comfortable with its level of reserves established as of June 30 to handle all remaining claims made to date.

“Our commitment is to work on the remaining claims with all parties involved so that we can achieve a fair resolution that is in accordance with the values and conditions established in each policy, as well as the terms of our reinsurance,” said José Del Amo, President of Triple-S Propiedad.

The Company is providing the aforementioned claim number details in response to questions from investors.  This update is solely in response to these questions with respect to claims made relating to Hurricane Maria and does not update any other matter.  The Company has no intention to further update its disclosures until its next earnings announcement.

About Triple-S Management Corporation

Triple-S Management Corporation is an independent licensee of the Blue Cross Blue Shield Association. It is one of the leading players in the managed care industry in Puerto Rico. Triple-S Management has the exclusive right to use the Blue Cross Blue Shield name and mark throughout Puerto Rico, the U.S. Virgin Islands, and Costa Rica. With 60 years of experience in the industry, Triple-S Management offers a broad portfolio of managed care and related products in the Commercial, Medicare Advantage, and Medicaid markets under the Blue Cross Blue Shield marks. It also provides non-Blue Cross Blue Shield branded life and property and casualty insurance in Puerto Rico. For more information about Triple-S Management, visit www.triplesmanagement.com or contact investorrelations@ssspr.com.

Forward-Looking Statements

This document contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information about possible or assumed future sales, results of operations, developments, regulatory approvals or other circumstances. Sentences that include “believe”, “expect”, “plan”, “intend”, “estimate”, “anticipate”, “project”, “may”, “will”, “shall”, “should” and similar expressions, whether in the positive or negative, are intended to identify forward-looking statements.

All forward-looking statements in this news release reflect management’s current views about future events and are based on assumptions and subject to risks and uncertainties. Consequently, actual results may differ materially from those expressed here as a result of various factors, including all the risks discussed and identified in public filings with the U.S. Securities and Exchange Commission (SEC).

In addition, the Company operates in a highly competitive, constantly changing environment, influenced by very large organizations that have resulted from business combinations, aggressive marketing and pricing practices of competitors, and regulatory oversight. The following factors, if markedly different from the Company’s planning assumptions (either individually or in combination), could cause Triple-S Management’s results to differ materially from those expressed in any forward-looking statements shared here:

•	Trends in health care costs and utilization rates
•	Ability to secure sufficient premium rate increases
•	Competitor pricing below market trends of increasing costs
•	Re-estimates of policy and contract liabilities
•	Changes in government laws and regulations of managed care, life insurance or property and casualty insurance
•	Significant acquisitions or divestitures by major competitors
•	Introduction and use of new prescription drugs and technologies
•	A downgrade in the Company’s financial strength ratings
•	Litigation or legislation targeted at managed care, life insurance or property and casualty insurance companies
•	Ability to contract with providers consistent with past practice
•	Ability to successfully implement the Company’s disease management, utilization management and Star ratings programs
•	Ability to maintain Federal Employees, Medicare and Medicaid contracts
•	Volatility in the securities markets and investment losses and defaults
•	General economic downturns, major disasters, and epidemics

This list is not exhaustive. Management believes the forward-looking statements in this release are reasonable. However, there is no assurance that the actions, events or results anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on the Company’s results of operations or financial condition. In view of these uncertainties, investors should not place undue reliance on any forward-looking statements, which are based on current expectations. In addition, forward-looking statements are based on information available the day they are made, and (other than as required by applicable law, including the securities laws of the United States) the Company does not intend to update or revise any of them in light of new information or future events.

Readers are advised to carefully review and consider the various disclosures in the Company’s SEC reports.